Element 21 Golf Company Announces Granting of Its Request for Continued Listing on the OTC Bulletin Board

MANCHESTER, NH -- (MARKET WIRE) -- 01/06/05 --   Element 21 Golf Company (the "Company") (OTC BB: EGLFE) announced today that its request to the Hearings Panel designated by the NASD Board of Governors for continued listing on the OTC Bulletin Board has been granted.  As a result of the panel's action, effective the open of business on Friday, January 7, 2005, the Company's symbol will be changed back to "EGLF" (OTC BB: EGLF) by deletion of the character "E" from the end of the symbol.

President and Director Nataliya Hearn, Ph.D., stated, "We are very pleased with the panel's decision and believe that the availability of trading on the OTC Bulletin Board is a benefit to our investors.  We will continue to work towards building value in our Company for our investors."

Safe Harbor Statement:  This press release may contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known or unknown risks and uncertainties including, but not limited to, competition with larger companies, development of an demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers or the Company, and ability to manage growth.  Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company.

Contact:

Jim Morin

(949) 340-3861

Email:  jmorin@e21golf.com